Exhibit 10.1

2121 SOUTH CAMINO REAL San Mateo, California 94403

December 4, 2013

Mr. Blaine Mathieu

301 Main Street, Apt 23-D

San Francisco, CA 94105

Dear Blaine:

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer for you to join Selectica (the “Company”), in the position of President and Chief Executive Officer.

1.     Position. Your title will be President and Chief Executive Officer and you will report to the Company’s Board of Directors (“Board”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, the Board has committed to vote to appoint you as a member of the Board at the next Board meeting or by written consent, subject to your signing a separate written agreement to resign if your employment is terminated for any reason.

2.     Cash Compensation. The Company will pay you a salary at the rate of $300,000 per year, less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to review on an annual basis prior to the anniversary date of your employment. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company, with your annual target bonus being equal to $150,000, payable on an annual basis after the end of the Company’s fiscal year (and on a pro-rated basis for the Company’s fiscal year ending March 31, 2014). The bonus (if any) will be awarded based on objective or subjective criteria established by the Board or the Board’s Compensation Committee (the “Committee”) within 90 days of your start date with the Company. Any annual bonus will be paid within 2 1/2 months after the end of the fiscal year to which it relates, but only if you are still employed by the Company at the time of payment. The Board or Committee’s determinations with respect to your bonus will be final and binding.

3.     Stock Options. You will be granted a stock option to purchase 186,979 shares of the Company’s Common Stock (calculated on the basis of 4.0% of the fully diluted number of shares of common stock of the Company, rounded to the nearest whole share, measured as of the date hereof, excluding any shares of common stock outstanding or underlying any stock options or restricted stock units to be cancelled in connection with employees who have previously departed the Company). The stock option will be granted as an inducement grant under the Nasdaq listing rules outside of the Company’s 1999 Equity Incentive Plan (the “EIP”), not intending to qualify as an “incentive stock option” under the Internal Revenue Code of 1986, as amended (the “Code”), shall have an exercise price equal to the fair market value of the Company’s common stock at the close of market on the date of the grant, and shall vest 25% after completing 12 months of continuous service with the remaining balance in monthly installments over the following 36 months of continuous service. Although the option will not be granted pursuant to the EIP, it will be subject to rules of administration substantially similar to grants from the EIP. In addition, you will be eligible for additional equity awards in the future, pursuant to actions of the Board or the Committee, subject to the conditions and terms established by the Board or the Committee.

December 4, 2013

4.     Severance Agreement. As part of this offer, the Company is providing a separate Severance Agreement, which is attached hereto as Exhibit A (the “Severance Agreement”).

5.     Employee Benefits. As an employee of the Company, you will be eligible to participate in all of the Company-sponsored benefits under the Company's standard employee benefits programs under which you may be eligible, as they may be amended from time to time. In addition, you will be entitled to PTO in accordance with the Company’s PTO policy, as in effect from time to time.

6.     Proprietary Information and Inventions Agreement. You will be required to sign and abide by the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”) which is attached hereto and incorporated herein by reference.

7.     Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board.

8.     Tax Matters.

       8.1.     Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

       8.2.     Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

       8.3 Code Section 409A. It is intended that this letter agreement will comply with, or be exempt from, Section 409A of the Code and any regulations issued thereunder (collectively “Code Section 409A”).  To the extent required by Code Section 409A, if you are a “specified employee” at the time of your “separation from service” (as each term is defined under Code Section 409A) with the Company and all affiliates, any nonqualified deferred compensation (as defined under Code Section 409A) that is payable to you on account of that  separation from service will be delayed and paid promptly after the earlier of the date that is six (6) months and one (1) day after the date of such separation from service or the date of your death after such separation from service. In addition, to the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A of the Code, amounts payable under this letter agreement or the Severance Agreement on account of your termination of employment shall only be paid if you experience a “separation from service” as defined in Code Section 409A.

December 4, 2013

9.     Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org or from Human Resources) in San Mateo County, California. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

10.   Indemnification; D&O Coverage. The Company will provide you with indemnification pursuant to its standard indemnification agreement entered into with its executive officers and directors.  In addition, you will be covered as an insured under the Company’s directors and officers liability insurance to the same extent as the Company’s other executive officers and current members of the Board.

11.   Interpretation, Amendment and Enforcement. This letter agreement, together with the Severance Agreement and the PIIA, constitute the complete agreement between you and the Company regarding the terms of your employment and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company regarding the terms of your employment. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the Board. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

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2121 SOUTH CAMINO REAL San Mateo, California 94403

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions, please do not hesitate to let me know.

Very truly yours,

SELECTICA, INC.

		By:	/s/ Michael Brodsky
Name: Michael Brodsky, Chairman

I have read and accept this agreement:

/s/ Blaine Mathieu
BLAINE MATHIEU

Dated:	December 4, 2013

Attachment

Exhibit A: Severance Agreement